EXHIBIT 12.1
First BanCorp
Computation of Ratio of Earnings to Fixed Charges

Six-Month Period Ended
June 30, 2010
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(186,955)
Plus:
Fixed Charges (excluding capitalized interest)	204,699

Total Earnings	$17,744

Fixed Charges:
Interest expensed and capitalized	$202,812
Amortized premiums, discounts, and capitalized expenses related to indebtedness	22
An estimate of the interest component within rental expense	1,865

Total Fixed Charges	$204,699

Ratio of Earnings to Fixed Charges	(A )

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(186,955)
Plus:
Fixed Charges (excluding capitalized interest)	74,968

Total Losses	$(111,987)

Fixed Charges:
Interest expensed and capitalized	$73,081
Amortized premiums, discounts, and capitalized expenses related to indebtedness	22
An estimate of the interest component within rental expense	1,865

Total Fixed Charges	$74,968

Ratio of Earnings to Fixed Charges	(A )

(A)	For June 30, 2010, the ratio coverage was less than 1:1.

The Corporation would have to generate additional earnings of $187.0 million to achieve a ratio of 1:1 for the six-month period ended June 30, 2010.